Exhibit 10.2

AMENDMENT NO. 1 TO THE

3-YEAR CREDIT AGREEMENT

                                                                                          Dated as of September 29, 2004

AMENDMENT NO. 1 TO THE 3-YEAR CREDIT AGREEMENT among The Interpublic Group of Companies, Inc., a Delaware corporation (the "Company"), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the "Lenders") and Citibank, N.A., as administrative agent (the "Agent") for the Lenders.

PRELIMINARY STATEMENTS:

(1)        The Company, the Lenders and the Agent have entered into a 3-Year Credit Agreement dated as of May 10, 2004 (the "Credit Agreement"). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)        The Company, the Required Lenders and the Agent have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.     Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)	The definition of "EBITDA" in Section 1.01 is amended in full to read as follows:

"EBITDA" means, for any period, net income (or net loss) plus the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring restructuring charges in an amount not to exceed $275,000,000 (up to $240,000,000 of which may be cash charges) recorded in the financial statements of the Company and its Consolidated Subsidiaries for the fiscal quarter ended March 31, 2003 and each of the fiscal periods ending June 30, 2003, September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004, (f) non-cash, non-recurring charges in an amount not to exceed $50,000,000 taken with respect to the impairment of the remaining book value of Cab (No. 1) Limited (formerly known as Brands Hatch Leisure Limited), Octagon Worldwide Limited and Octagon Worldwide Inc. and their respective Subsidiaries, (g) all impairment charges taken with respect to capital expenditures made on or after January 1, 2003 on behalf of Cab (No. 1) Limited, Octagon Worldwide Limited and Octagon Worldwide Inc. and their respective Subsidiaries, (h) non-cash, non-recurring goodwill or investment impairment charges in an amount not to exceed $300,000,000 taken in the fiscal periods ending September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004, (i) payments made by the Company not to exceed $135,000,000 (up to $40,000,000 of which may be in cash) relating to the settlement of certain litigation matters, (j) $24,800,000 in respect of the early repayment by the Company of all amounts outstanding under each of its five Note Purchase Agreements with The Prudential Insurance Company of America dated as of May 26, 1994, April 28, 1995, October 31, 1996, August 19, 1997 and January 21, 1999, respectively, with respect to the fiscal quarter ending September 30, 2003, (k) from and after such time as the Company adopts the fair value based method of accounting for stock-based employee compensation in accordance with Statement of Financial Accounting Standards No. 123 and Statement of Financial Accounting Standards No. 148, non-cash charges related to such adoption, (l) cash payments made by the Company relating to the cash consideration paid by the Company not exceeding $160,000,000 in connection with the liabilities and obligations of Cab (No. 1) Limited, Octagon Worldwide Limited and Octagon Worldwide Inc. and their respective Subsidiaries and (m) non-cash, non-recurring long-lived asset or investment impairment charges in an amount not to exceed $500,000,000 taken in the fiscal periods ending September 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005, in each case determined in accordance with GAAP for such period minus gain realized by the Company upon the sale of NFO Worldwide, Inc. in accordance with GAAP.

SECTION 2.     Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Amendment executed by the Company and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment.

SECTION 3.     Representations and Warranties of the Company. The Company represents and warrants as follows:

(a)     Each Borrower is a corporation duly organized, validly existing and, in the case of the Company, in good standing under the laws of the jurisdiction of its organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.

(b)     The execution, delivery and performance by each Borrower of this Amendment and the Credit Agreement and each of the Notes to which it is a party, as amended hereby, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene, or constitute a default under, any provision of law or regulation applicable to such Borrower or of the certificate of incorporation of such Borrower or of any judgment, injunction, order, decree, material agreement or other instrument binding upon such Borrower or result in the creation or imposition of any Lien on any asset of such Borrower or any of its Consolidated Subsidiaries.

(c)     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by each Borrower of this Amendment or the Credit Agreement and the Notes to which it is a party, as amended hereby.

(d)     This Amendment has been duly executed and delivered by each Borrower. This Amendment and each of the Credit Agreement and the Notes to which each Borrower is a party, as amended hereby, are legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

(e)     There is no action, suit, investigation, litigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment or the Credit Agreement or any Note, as amended hereby, or the consummation of the transactions contemplated hereby.

SECTION 4.     Reference to and Effect on the Credit Agreement and the Notes. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)     The Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)     The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5.     Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

SECTION 6.     Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE INTERPUBLIC GROUP OF
COMPANIES, INC.

By:	/s/ Ellen Johnson
Title: Treasurer

CITIBANK, N.A., as Agent and a Lender

By:	/s/ Julio Ojea Quintana
Title: Director

JPMORGAN CHASE BANK

By:	/s/ Rebecca Vogel
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Thomas J. Purcell
Title: Senior Vice President

LLOYDS TSB BANK PLC

By:	/s/ D. Carlson
Title:	Vice President and Manager

By:	/s/ Richard M. Heath
Title: Vice President

HSBC BANK USA

By:	/s/ Johan Sorensson
Title: First Vice President

ING CAPITAL LLC

By:	/s/ Annie Moy
Title: Vice President

ROYAL BANK OF CANADA

By:	/s/ Suzanne Kaicher
Title: Attorney-in-Fact

UBS LOAN FINANCE LLC

By:	/s/ Wilfred V. Saint
Title: Director

By:	/s/ Winslowe Ogbourne
Title: Associate Director

SUNTRUST BANK

By:	/s/ Heidi Khambatta
Title: Director

CALYON NEW YORK BRANCH

By:	/s/ James Gibson
Title: Managing Director

By:	/s/ Michael Madnick
Title: Director